Exhibit 11.2

Consent of Independent Public Accounting Firm

We consent to the inclusion in the foregoing Form 1-A Regulation A, Amendment No. 2 to the Offering Statement of Brix Student Housing REIT, Inc., formerly known as RW Holdings Student Housing REIT, Inc. (the “Company”), of our report dated March 21, 2018 relating to our audit of the Company’s balance sheet as of December 31, 2017.

/S/ SQUAR MILNER LLP

Newport Beach, California

March 22, 2018